Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS THIRD QUARTER 2016 RESULTS

MADISON, Wis., October 27, 2016 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the "Company" or "First Business") (NASDAQ: FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank (“Alterra”), today reported third quarter results which included elevated credit costs at Alterra, prudent operating expense management, investments to enhance the Small Business Administration (“SBA”) lending platform and high-quality loan production.
Highlights for the quarter ended September 30, 2016 include:

•	Net income totaled $2.5 million, compared to $4.4 million for the third quarter of 2015.

•	Diluted earnings per common share measured $0.29, compared to $0.50 for the third quarter of 2015.

•
Provision for loan and lease losses was $3.5 million, up from $287,000 for the third quarter of 2015, driven by increased specific reserves and charge-offs related to three relationships originated at Alterra. First Business Bank and First Business Bank - Milwaukee continued to have strong asset quality.

•
During the third quarter of 2016, the Company recognized a $3.6 million historic tax credit that resulted in a net benefit totaling $430,000, or $0.05 per share, after consideration of the $3.2 million impairment of the underlying tax credit investment.

•	Annualized return on average assets and annualized return on average equity measured 0.56% and 6.38%, respectively, compared to 1.02% and 11.93%, respectively, for the third quarter of 2015.

•	Top line revenue, consisting of net interest income and non-interest income, totaled $18.9 million, compared to $18.7 million for the third quarter of 2015.

•	The Company’s efficiency ratio measured 63.6%, compared to 64.8% for the third quarter of 2015.

•	Period-end gross loans and leases receivable grew for the eighteenth consecutive quarter to $1.458 billion, up 6% from September 30, 2015.

•	Net interest margin measured 3.50%, compared to 3.61% for the third quarter of 2015.

•	Non-performing assets as a percent of total assets measured 1.54% at period end, compared to 0.65% at September 30, 2015.

“First Business has long delivered superior asset quality as a result of our talented employees, deep commercial client relationships and disciplined underwriting,” said Corey Chambas, President and Chief Executive Officer. ”Unfortunately, the increased reserves on certain loans at our Alterra subsidiary significantly impacted our bottom line. We are taking action to further enhance our policies, processes, controls, training, talent and reporting structures to help ensure First Business’s proven credit culture and discipline are instilled throughout the Company. In order to meet market demand and drive high-quality growth in 2017 and beyond, we are working to ensure future growth is achieved in the way that has historically served our company and shareholders well. Consequently, we have temporarily slowed our SBA production while making investments to enhance the infrastructure, processes, capacity and scalability of the SBA platform.”

“We see great opportunities for Alterra and the Kansas City market, including its SBA lending platform, and we are committed to maximizing this potential. We continue to execute our growth strategy, further building-out our scalable franchise and working to grow long-term shareholder value,” Chambas added.

Results of Operations
Net interest income of $15.3 million decreased 2.8% compared to the linked quarter and increased 4.7% compared to the third quarter of 2015. The linked quarter comparison reflects elevated second quarter 2016 prepayment fees collected in lieu of interest from loan payoffs and a decline in average loan and lease yields during the third quarter of 2016, partially offset by a decline in the rate paid on non-maturity interest-bearing deposits. Compared to the third quarter of 2015, net interest income benefited from a $98.3 million, or 7.2%, increase in average loan and lease balances, which more than offset the decline in average loan and lease yields and decrease in net accretion/amortization of purchase accounting adjustments over the same period.

Net interest margin was 3.50% for the third quarter of 2016, compared to 3.59% in the second quarter of 2016 and 3.61% in the third quarter of 2015. Third quarter 2016 net interest margin included four basis points related to the net accretion/amortization of purchase accounting adjustments, while the linked quarter and third quarter 2015 margin included four and nine basis points, respectively. Excluding the net accretion/amortization of the purchase accounting adjustments, third quarter 2016 net interest margin of 3.46% declined by nine basis points from the linked quarter, principally due to lower prepayment fees collected in lieu of interest. Net interest margin, excluding the net accretion/amortization of purchase accounting adjustments in the third quarter of 2016, declined by six basis points compared to the third quarter of 2015, primarily due to a moderate decline in average loan and lease yields and a temporary increase in excess cash held at the Federal Reserve during the quarter. In order to counter the asset yield pressure the Company continues to take actions, including pursuing non-interest bearing deposit accounts and adjusting deposit rates to manage to our net interest margin goal of 3.50% or better.

Due to the uncertain nature of prepayments of loans acquired in the Alterra transaction, the net accretion/amortization of purchase accounting adjustments may be a source of volatility in future quarters, but generally with a declining effect on net interest margin. As of September 30, 2016, $512,000 and $150,000 of purchase accounting discounts and premiums, respectively, remained outstanding. Excluding purchase accounting, management expects to maintain a stable net interest margin within the Company’s target range driven by appropriate pricing and its ability to mitigate interest rate risk through the Company’s unique wholesale funding model. Net interest margin may also experience occasional volatility due to events such as loan fees collected in lieu of interest, the collection of interest on loans previously in non-accrual or the accumulation of significant short-term deposit inflows.

Non-interest income totaled $3.6 million for the third quarter of 2016, compared to $5.8 million in the second quarter of 2016 and $4.1 million in the third quarter of 2015. The decreases from the linked quarter and prior year primarily reflect lower gains from SBA loan sales resulting from the Company’s decision to temporarily slow production while making investments to the SBA platform. Gains on the sale of SBA loans totaled $347,000 in the third quarter of 2016, compared to $2.1 million in the linked quarter and $927,000 in the third quarter of 2015. Trust and investment services income totaled a record $1.4 million during the quarter, increasing $113,000, or 9.0%, compared to the same quarter in the prior year and partially offsetting the overall decline in non-interest income. Existing client relationships and business development efforts remained strong as trust assets under management and administration measured a record $1.167 billion at September 30, 2016 compared to $1.134 billion at June 30, 2016 and $978.6 million at September 30, 2015.

Non-interest expense for the third quarter of 2016 was $15.8 million, increasing 17.1% compared to the linked quarter and 31.5% compared to the third quarter of 2015. During the third quarter of 2016, in accordance with the applicable accounting guidance the Company recognized $3.2 million in nonrecurring expense due to impairment of a historic tax credit investment, which corresponded with the recognition of $3.6 million in tax credits recognized during the quarter, providing a net benefit to after-tax earnings of $430,000. Excluding the impact of the tax credit-related amortization expense, third quarter 2016 non-interest expense totaled $12.5 million, compared to $13.5 million for the second quarter of 2016 and $12.0 million in the prior year quarter. The linked quarter decrease was primarily driven by an $811,000 nonrecurring reduction in compensation costs, reflecting a reduction of the accrual for the 2016 annual incentive bonus plan. This reduction in annual incentive compensation was partially offset by severance expense related to Alterra’s president’s termination in accordance with the previously disclosed employment agreement.

Excluding the impact of tax credit investment impairment expense, the $455,000 increase in total non-interest expense year-over-year primarily reflects an 11.4% increase in full-time equivalent employees to 263 at September 30, 2016 from 236 at September 30, 2015. The Company expects to continue to opportunistically invest in talent to support its strategic growth efforts, both in the form of additional business development and operational staff. The Company produced a third quarter 2016 efficiency ratio of 63.63%, compared to 61.49% for the linked quarter and 64.82% for the third quarter of 2015.

At the end of the third quarter of 2016, the Company took measures to reduce annual operating costs, including the announcement to close four offices, which reduced compensation expense, and the moderation of certain marketing and professional expenses. These measures are designed to better match expenses to the rate of near-term revenue production the Company anticipates from its SBA platform and national and regional trends slowing growth in commercial and industrial lending, with the objective of moving the efficiency ratio back toward the Company’s long-term operating goal of 58-62%.

“Prudent expense management is a critical component of our strategy and our culture, from our limited branch network and unique funding model to strategic investments in talent and technology,” Chambas said. “As we have always done, we are diligently managing our operating costs to align with revenue expectations, while continuing to make investments that grow our business and enhance our ability to serve current and prospective clients.”

In the third quarter of 2016, the Company recorded provision for loan and lease losses totaling $3.5 million, compared to $2.8 million in the linked quarter and $287,000 in the third quarter of 2015. Third quarter 2016 provision primarily reflected a $3.0 million increase in specific reserves and net charge-offs related to the three aforementioned Alterra relationships.

Total charge-offs at Alterra represented $1.7 million, or 100% of the Company’s total charge-offs, for the third quarter of 2016. Including immaterial recoveries from other bank subsidiaries, the Company’s net charge-offs of $1.6 million represented an annualized 0.44% of average loans and leases for the third quarter of 2016. Annualized net charge-offs measured 0.35% and 0.04% of average loans and leases in the linked quarter and third quarter of 2015, respectively. Net charge-offs of $3.1 million represented an annualized 0.28% of average loans and leases for the nine months ended September 30, 2016, compared to $461,000 and 0.05% for the nine months ended September 30, 2015.

The Company routinely evaluates tax strategies to lower its tax liability over time. During the quarter the Company recognized a $3.6 million historic tax credit related to a significant commercial lending relationship. The Company also recognized a corresponding $3.2 million impairment of the underlying tax credit investment, resulting in a net $430,000 benefit to third quarter 2016 net income. The Company expects the 2016 effective tax rate to return to levels commensurate with expected full year taxable income.

Balance Sheet
Period-end gross loans and leases receivable grew to $1.458 billion at September 30, 2016, increasing $6.5 million, or 0.4%, from June 30, 2016 and $81.1 million, or 5.9%, from September 30, 2015. On an average basis, gross loans and leases of $1.461 billion increased by $98.3 million, or 7.2%, compared to the third quarter of 2015. The pace of overall loan growth has slowed in recent quarters, primarily due to elevated payoffs and muted demand across much of the Company’s markets in Madison and Kansas City, offset by strong traction in the Milwaukee market.

Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.117 billion, or 71.3% of total deposits, at September 30, 2016. Period-end wholesale deposits were $449.2 million at September 30, 2016, consisting of brokered certificates of deposit and deposits gathered through internet deposit listing services of $378.4 million and $70.8 million, respectively. In order to reduce interest-rate risk, the Company uses wholesale deposits to efficiently match-fund fixed rate loans. Over time, management expects to maintain a ratio of in-market deposits to total deposits in line with the Company's recent historical range of 60%-70%.

Asset Quality
Management continues to believe the Company’s credit culture is a core competency which differentiates First Business from other banks. However, in the second and third quarters of 2016, deterioration in particular credits originated at Alterra had a significant impact on the Company’s loan loss provision and non-performing asset levels at September 30, 2016. Subsequently, management has taken steps to enhance policies, processes, controls, training, talent and reporting structures to ensure future lending meets the high standards long established within the First Business franchise.

Non-performing assets at Alterra represented $14.4 million, or 53% of the Company's total non–performing assets, at September 30, 2016. First Business’s total non-performing assets were $27.2 million at September 30, 2016, increasing by $3.0 million, or 12.4%, compared to $24.2 million at June 30, 2016 and increasing by $15.9 million, or 140.2%, compared to $11.3 million at September 30, 2015. Alterra non-performing assets increased $3.3 million and $10.1 million, respectively, during the same periods of comparison. As a percent of total assets, non-performing assets measured 1.54% at September 30, 2016, compared to 1.33% and 0.65% at the end of the linked quarter and third quarter of 2015, respectively.

As of September 30, 2016, the Company’s direct exposure to the energy sector was $6.7 million, or 0.46% of total gross loans and leases, with no remaining unfunded commitments. This reflects a decrease of $333,000, or 4.7%, compared to the linked quarter entirely due to payments received. The associated reserve for loan and lease losses related to this portfolio was 23.31%

of total loans at September 30, 2016, compared to 20.43% at June 30, 2016. Of this population, $5.7 million was considered non-performing as of September 30, 2016. After considering specific reserves, management believes the portfolio is adequately collateralized as of the end of the reporting period.

Capital Strength
The Company's earnings continue to generate capital and its capital ratios exceed the highest required regulatory benchmark levels. As of September 30, 2016, total capital to risk-weighted assets was 11.44%, tier 1 capital to risk-weighted assets was 9.02%, tier 1 capital to average assets was 8.75% and common equity tier 1 capital to risk-weighted assets was 8.45%.

Quarterly Dividend
As previously announced, during the third quarter of 2016 the Company's Board of Directors declared a regular quarterly dividend of $0.12 per share. The dividend was paid on August 25, 2016 to shareholders of record at the close of business on August 11, 2016. Measured against third quarter 2016 diluted earnings per share of $0.29, the dividend represents a 41.4% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in local, national and international economic and business conditions.

•	Increases in defaults by borrowers and other delinquencies.

•	Our inability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure and internal management information systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including with respect to our internet banking activities.

•	Failure to comply with applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans could lead to significant losses from denial of the guaranty.

For further information about the factors that could affect the Company’s future results, please see the Company’s 2015 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
ASSETS
Cash and cash equivalents	$68,764	$131,611	$104,854	$113,564	$122,671
Securities available-for-sale, at fair value	154,480	137,692	140,823	140,548	143,729
Securities held-to-maturity, at amortized cost	35,109	36,167	36,485	37,282	38,364
Loans held for sale	2,627	5,548	1,697	2,702	2,910
Loans and leases receivable	1,458,297	1,451,815	1,448,586	1,430,965	1,377,172
Allowance for loan and lease losses	(20,067)	(18,154)	(16,684)	(16,316)	(15,359)
Loans and leases, net	1,438,230	1,433,661	1,431,902	1,414,649	1,361,813
Premises and equipment, net	3,898	3,969	3,868	3,954	3,889
Foreclosed properties	1,527	1,548	1,677	1,677	1,632
Bank-owned life insurance	29,028	28,784	28,541	28,298	28,029
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,165	2,163	2,734	2,843	2,843
Goodwill and other intangible assets	12,762	12,923	12,606	12,493	12,244
Accrued interest receivable and other assets	23,848	25,003	24,945	24,071	25,203
Total assets	$1,772,438	$1,819,069	$1,790,132	$1,782,081	$1,743,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,116,974	$1,130,890	$1,105,633	$1,089,748	$1,062,753
Wholesale deposits	449,225	477,054	475,955	487,483	476,617
Total deposits	1,566,199	1,607,944	1,581,588	1,577,231	1,539,370
Federal Home Loan Bank and other borrowings	29,946	33,570	35,011	34,740	35,856
Junior subordinated notes	10,001	9,997	9,993	9,990	9,987
Accrued interest payable and other liabilities	6,361	9,164	8,341	9,288	10,147
Total liabilities	1,612,507	1,660,675	1,634,933	1,631,249	1,595,360
Total stockholders’ equity	159,931	158,394	155,199	150,832	147,967
Total liabilities and stockholders’ equity	$1,772,438	$1,819,069	$1,790,132	$1,782,081	$1,743,327

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Total interest income	$18,898	$19,555	$19,343	$18,600	$18,135	$57,796	$53,871
Total interest expense	3,603	3,814	3,804	3,688	3,525	11,221	10,143
Net interest income	15,295	15,741	15,539	14,912	14,610	46,575	43,728
Provision for loan and lease losses	3,537	2,762	525	1,895	287	6,824	1,491
Net interest income after provision for loan and lease losses	11,758	12,979	15,014	13,017	14,323	39,751	42,237
Trust and investment services fee income	1,364	1,344	1,273	1,217	1,251	3,981	3,737
Gain on sale of SBA loans	347	2,131	1,376	1,725	927	3,854	2,274
Gain on sale of residential mortgage loans	198	198	145	115	244	540	614
Service charges on deposits	772	733	742	718	705	2,247	2,094
Loan fees	506	676	609	700	486	1,791	1,487
Other non-interest income	453	741	449	460	489	1,644	1,870
Total non-interest income	3,640	5,823	4,594	4,935	4,102	14,057	12,076
Compensation	7,637	8,447	8,370	6,945	7,320	24,454	21,598
Occupancy	530	500	508	501	486	1,538	1,472
Professional fees	1,065	961	861	1,121	1,268	2,888	3,661
Data processing	623	697	651	606	587	1,971	1,772
Marketing	528	448	734	549	693	1,710	2,036
Equipment	292	341	280	316	308	913	914
FDIC Insurance	444	254	291	227	260	989	693
Collateral liquidation costs	89	68	47	70	22	204	402
Net loss (gain) on foreclosed properties	—	93	—	7	(163)	93	(178)
Merger-related costs	—	—	—	—	—	—	111
Impairment of tax credit investments	3,314	94	112	—	—	3,520	—
Other non-interest expense	1,231	1,555	845	1,342	1,203	3,630	3,209
Total non-interest expense	15,753	13,458	12,699	11,684	11,984	41,910	35,690
(Loss) income before income tax expense	(355)	5,344	6,909	6,268	6,441	11,898	18,623
Income tax (benefit) expense	(2,895)	1,628	2,362	2,185	2,060	1,095	6,192
Net income	$2,540	$3,716	$4,547	$4,083	$4,381	$10,803	$12,431

Per common share:
Basic earnings	$0.29	$0.43	$0.52	$0.47	$0.50	$1.24	$1.43
Diluted earnings	0.29	0.43	0.52	0.47	0.50	1.24	1.43
Dividends declared	0.12	0.12	0.12	0.11	0.11	0.36	0.33
Book value	18.35	18.20	17.84	17.34	17.01	18.35	17.01
Tangible book value	16.88	16.71	16.39	15.90	15.60	16.88	15.60
Weighted-average common shares outstanding(1)	8,582,836	8,566,718	8,565,050	8,558,810	8,546,563	8,569,613	8,538,219
Weighted-average diluted common shares outstanding(1)	8,582,836	8,566,718	8,565,050	8,558,810	8,546,563	8,569,613	8,539,705

(1)	Excluding participating securities

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2016			June 30, 2016			September 30, 2015
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$947,167	$10,656	4.50%	$933,681	$10,980	4.70%	$856,488	$9,994	4.67%
Commercial and industrial loans(1)	459,871	6,651	5.79%	469,888	7,100	6.04%	454,184	6,741	5.94%
Direct financing leases(1)	30,231	341	4.51%	30,977	355	4.58%	28,352	328	4.63%
Consumer and other loans(1)	23,662	368	6.22%	25,675	266	4.14%	23,647	260	4.40%
Total loans and leases receivable(1)	1,460,931	18,016	4.93%	1,460,221	18,701	5.12%	1,362,671	17,323	5.09%
Mortgage-related securities(2)	149,414	567	1.52%	142,443	556	1.56%	152,763	602	1.57%
Other investment securities(3)	34,042	131	1.54%	32,169	126	1.57%	30,431	120	1.58%
FHLB and FRB stock	2,163	21	3.88%	2,485	19	3.06%	3,175	22	2.69%
Short-term investments	103,549	163	0.63%	117,180	153	0.52%	67,716	68	0.41%
Total interest-earning assets	1,750,099	18,898	4.32%	1,754,498	19,555	4.46%	1,616,756	18,135	4.49%
Non-interest-earning assets	67,884			70,947			100,023
Total assets	$1,817,983			$1,825,445			$1,716,779
Interest-bearing liabilities
Transaction accounts	$182,743	113	0.25%	$147,095	71	0.19%	$138,489	84	0.24%
Money market	632,415	758	0.48%	674,015	868	0.52%	587,063	829	0.56%
Certificates of deposit	63,581	152	0.96%	65,619	144	0.88%	102,477	204	0.80%
Wholesale deposits	465,273	1,847	1.59%	471,707	1,955	1.66%	466,516	1,668	1.43%
Total interest-bearing deposits	1,344,012	2,870	0.85%	1,358,436	3,038	0.89%	1,294,545	2,785	0.86%
FHLB advances	4,991	18	1.44%	14,338	31	0.86%	17,503	30	0.67%
Other borrowings	24,976	435	6.97%	28,510	468	6.57%	24,645	430	6.98%
Junior subordinated notes	9,998	280	11.20%	9,995	278	11.13%	9,984	280	11.22%
Total interest-bearing liabilities	1,383,977	3,603	1.04%	1,411,279	3,815	1.08%	1,346,677	3,525	1.05%
Non-interest-bearing demand deposit accounts	263,627			246,604			213,712
Other non-interest-bearing liabilities	11,098			9,944			9,520
Total liabilities	1,658,702			1,667,827			1,569,909
Stockholders’ equity	159,281			157,618			146,870
Total liabilities and stockholders’ equity	$1,817,983			$1,825,445			$1,716,779
Net interest income		$15,295			$15,740			$14,610
Interest rate spread			3.28%			3.38%			3.44%
Net interest-earning assets	$366,122			$343,219			$270,079
Net interest margin			3.50%			3.59%			3.61%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Nine Months Ended
(Dollars in thousands)	September 30, 2016			September 30, 2015
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$934,615	$32,366	4.62%	$832,042	$29,535	4.73%
Commercial and industrial loans(1)	466,729	20,833	5.95%	440,390	19,973	6.05%
Direct financing leases(1)	30,683	1,039	4.51%	30,229	1,053	4.64%
Consumer and other loans(1)	25,581	923	4.81%	24,213	767	4.22%
Total loans and leases receivable(1)	1,457,608	55,161	5.04%	1,326,874	51,328	5.16%
Mortgage-related securities(2)	145,599	1,721	1.58%	154,734	1,896	1.63%
Other investment securities(3)	32,518	381	1.56%	29,213	350	1.60%
FHLB and FRB stock	2,482	61	3.28%	2,902	60	2.74%
Short-term investments	107,369	472	0.59%	75,469	237	0.42%
Total interest-earning assets	1,745,576	57,796	4.41%	1,589,192	53,871	4.52%
Non-interest-earning assets	75,969			96,032
Total assets	$1,821,545			$1,685,224
Interest-bearing liabilities
Transaction accounts	$164,278	273	0.22%	$117,242	205	0.23%
Money market	650,864	2,453	0.50%	605,906	2,523	0.56%
Certificates of deposit	67,440	446	0.88%	112,602	643	0.76%
Wholesale deposits	478,038	5,789	1.61%	439,744	4,576	1.39%
Total interest-bearing deposits	1,360,620	8,961	0.88%	1,275,494	7,947	0.83%
FHLB advances	8,941	68	1.01%	16,569	85	0.68%
Other borrowings	26,982	1,357	6.71%	24,425	1,279	7.08%
Junior subordinated notes	10,101	835	11.02%	9,981	832	11.12%
Total interest-bearing liabilities	1,406,644	11,221	1.06%	1,326,469	10,143	1.02%
Non-interest-bearing demand deposit accounts	246,238			206,547
Other non-interest-bearing liabilities	11,126			8,646
Total liabilities	1,664,008			1,541,662
Stockholders’ equity	157,537			143,562
Total liabilities and stockholders’ equity	$1,821,545			$1,685,224
Net interest income		$46,575			$43,728
Interest rate spread			3.35%			3.50%
Net interest-earning assets	$338,932			$262,723
Net interest margin			3.56%			3.67%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Return on average assets (annualized)	0.56%	0.81%	1.00%	0.93%	1.02%	0.79%	0.98%
Return on average equity (annualized)	6.38%	9.43%	11.68%	10.85%	11.93%	9.14%	11.55%
Efficiency ratio	63.63%	61.49%	62.44%	58.75%	64.82%	62.47%	64.18%
Interest rate spread	3.28%	3.38%	3.40%	3.43%	3.44%	3.35%	3.50%
Net interest margin	3.50%	3.59%	3.59%	3.63%	3.61%	3.56%	3.67%
Average interest-earning assets to average interest-bearing liabilities	126.45%	124.32%	121.62%	120.98%	120.05%	124.10%	119.81%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Non-performing loans and leases	$25,712	$22,680	$17,861	$22,298	$9,707
Foreclosed properties	1,527	1,548	1,677	1,677	1,632
Total non-performing assets	27,239	24,228	19,538	23,975	11,339
Performing troubled debt restructurings	732	788	1,628	1,735	7,852
Total impaired assets	$27,971	$25,016	$21,166	$25,710	$19,191

Non-performing loans and leases as a percent of total gross loans and leases	1.76%	1.56%	1.23%	1.56%	0.70%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.86%	1.67%	1.35%	1.67%	0.82%
Non-performing assets as a percent of total assets	1.54%	1.33%	1.09%	1.35%	0.65%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.37%	1.25%	1.15%	1.14%	1.12%
Allowance for loan and lease losses as a percent of non-performing loans	78.05%	80.04%	93.41%	73.17%	158.23%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	32,135	25,723	33,875	26,797	11,144
Doubtful	—	—	—	—	—
Foreclosed properties	1,527	1,548	1,677	1,677	1,632
Total criticized assets	$33,662	$27,271	$35,552	$28,474	$12,776
Criticized assets to total assets	1.90%	1.50%	1.99%	1.60%	0.73%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Charge-offs	$1,656	$1,350	$244	$967	$138	$3,250	$546
Recoveries	(32)	(58)	(87)	(29)	(11)	(177)	(85)
Net charge-offs	$1,624	$1,292	$157	$938	$127	$3,073	$461
Net charge-offs as a percent of average gross loans and leases (annualized)	0.44%	0.35%	0.04%	0.27%	0.04%	0.28%	0.05%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total capital to risk-weighted assets	11.44%	11.44%	11.24%	11.11%	11.29%
Tier I capital to risk-weighted assets	9.02%	9.08%	8.96%	8.81%	8.95%
Common equity tier I capital to risk-weighted assets	8.45%	8.50%	8.37%	8.22%	8.34%
Tier I capital to adjusted assets	8.75%	8.63%	8.44%	8.63%	8.59%
Tangible common equity to tangible assets	8.36%	8.05%	8.02%	7.81%	7.84%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition

	As of
(Unaudited)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
(Dollars in thousands)
Commercial real estate
Commercial real estate - owner occupied	$169,170	$167,936	$174,286	$176,322	$168,695
Commercial real estate - non-owner occupied	483,540	502,378	441,539	436,901	416,421
Construction	110,426	88,339	117,825	100,625	99,497
Land development	60,348	60,599	61,953	59,779	58,154
Multi-family	73,081	73,239	84,004	80,254	90,514
1-4 family	46,341	47,289	50,923	50,304	44,169
Total commercial real estate	942,906	939,780	930,530	904,185	877,450
Commercial and industrial	464,920	456,297	461,573	472,193	449,204
Direct financing leases, net	29,638	30,698	31,617	31,093	28,958
Consumer and other
Home equity and second mortgages	5,390	7,372	7,366	8,237	8,908
Other	16,610	18,743	18,510	16,319	13,809
Total consumer and other	22,000	26,115	25,876	24,556	22,717
Total gross loans and leases receivable	1,459,464	1,452,890	1,449,596	1,432,027	1,378,329
Less:
Allowance for loan and lease losses	20,067	18,154	16,684	16,316	15,359
Deferred loan fees	1,167	1,075	1,010	1,062	1,157
Loans and leases receivable, net	$1,438,230	$1,433,661	$1,431,902	$1,414,649	$1,361,813

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

	As of
(Unaudited)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
(Dollars in thousands)
Non-interest-bearing transaction accounts	$258,423	$243,370	$236,662	$231,199	$222,497
Interest-bearing transaction accounts	192,482	151,865	154,351	165,921	155,814
Money market accounts	603,872	671,420	646,336	612,642	591,190
Certificates of deposit	62,197	64,235	68,284	79,986	93,252
Wholesale deposits	449,225	477,054	475,955	487,483	476,617
Total deposits	$1,566,199	$1,607,944	$1,581,588	$1,577,231	$1,539,370
Trust Assets

(Unaudited)	As of
(in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Trust assets under management	$935,584	$906,239	$896,414	$817,926	$791,150
Trust assets under administration	231,825	227,864	210,357	203,181	187,495
Total trust assets	$1,167,409	$1,134,103	$1,106,771	$1,021,107	$978,645

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Common stockholders’ equity	$159,931	$158,394	$155,199	$150,832	$147,967
Goodwill and other intangible assets	(12,762)	(12,923)	(12,606)	(12,493)	(12,244)
Tangible common equity	$147,169	$145,471	$142,593	$138,339	$135,723
Common shares outstanding	8,717,299	8,703,942	8,700,172	8,699,410	8,698,755
Book value per share	$18.35	$18.20	$17.84	$17.34	$17.01
Tangible book value per share	16.88	16.71	16.39	15.90	15.60

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Common stockholders’ equity	$159,931	$158,394	$155,199	$150,832	$147,967
Goodwill and other intangible assets	(12,762)	(12,923)	(12,606)	(12,493)	(12,244)
Tangible common equity	$147,169	$145,471	$142,593	$138,339	$135,723
Total assets	$1,772,438	$1,819,069	$1,790,132	$1,782,081	$1,743,327
Goodwill and other intangible assets	(12,762)	(12,923)	(12,606)	(12,493)	(12,244)
Tangible assets	$1,759,676	$1,806,146	$1,777,526	$1,769,588	$1,731,083
Tangible common equity to tangible assets	8.36%	8.05%	8.02%	7.82%	7.84%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Total non-interest expense	$15,753	$13,458	$12,699	$11,684	$11,984	$41,910	$35,690
Less:
Net loss (gain) on foreclosed properties	—	93	—	7	(163)	93	(178)
Amortization of other intangible assets	16	16	16	17	18	48	55
Recourse reserve	375	—	—	—	—	375	—
Impairment of tax credit investments	3,314	94	112	—	—	3,520	—
Total operating expense	$12,048	$13,255	$12,571	$11,660	$12,129	$37,874	$35,813
Net interest income	$15,295	$15,741	$15,539	$14,912	$14,610	$46,575	$43,728
Total non-interest income	3,640	5,823	4,594	4,935	4,102	14,057	12,076
Less:
Gain on sale of securities	—	7	—	—	—	7	—
Total operating revenue	$18,935	$21,557	$20,133	$19,847	$18,712	$60,625	$55,804
Efficiency ratio	63.63%	61.49%	62.44%	58.75%	64.82%	62.47%	64.18%